Exhibit 3.1

PIMCO REIT, INC.

FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: PIMCO REIT, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

PIMCO REIT, Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation

Trust Incorporated, whose post office address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be three, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, Class I to hold office initially for a term expiring at the 2012 annual meeting of stockholders, Class II to hold office initially for a term expiring at the 2013 annual meeting of stockholders and Class III to hold office initially for a term expiring at the 2014 annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. The names of the initial directors are:

Class I

Class II

Class III

The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

Section 4.2 Extraordinary Actions. Except as specifically provided in Section 4.8 (relating to removal of directors) and in Article VII (relating to certain amendments of the charter (the “Charter”)), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 4.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, member, manager or managing member of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 4.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

Section 4.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 4.9 Management Agreement. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the

Board of Directors may authorize the execution, delivery and performance by the Corporation of a management agreement (the “Management Agreement”) with any person or entity, including a person or entity affiliated with any director, officer, employee or agent of the Corporation (the “Manager”). Subject to the general supervision and control of the Board of Directors, the Manager shall render or make available to the Corporation managerial, investment, advisory and/or related services and other services and facilities. Subject to the general supervision and control of the Board of Directors, the Board of Directors may delegate to the Manager the power to select, manage and supervise the investments of the Corporation, upon such terms and conditions as may be provided in the Management Agreement and subject to such investment guidelines as may be established and amended from time to time by the Board of Directors.

Section 4.10 Right to Engage in Other Business. Subject to the terms and provisions of the Management Agreement, the Manager and any director, officer, employee or agent of the Corporation may, in his, her or its personal capacity or in the capacity of director, officer, trustee, manager, stockholder, partner, member, advisor, employee or agent of any other person or entity or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Corporation, which interests and activities may be similar to and competitive with those of the Corporation and may include the acquisition, syndication, holding, management, development, operation or disposition, for his, her or its own account, or for the account of such other person or entity or others, of interests in mortgages, real property, assets related to real property and interests in persons or entities engaged in the real estate business. The Manager and any director, officer, employee or agent of the Corporation may be interested as director, officer, trustee, manager, stockholder, partner, member, advisor, employee or agent of, or otherwise have a direct or indirect interest in, any person or entity, including the

Manager, who may be engaged to render advice or services to the Corporation and may receive compensation from such person or entity as well as compensation from the Corporation as director, officer, manager, employee or agent or otherwise. None of these activities shall be deemed to conflict with his, her or its duties and powers as director, officer, manager, employee or agent of the Corporation.

Section 4.11 Corporate Opportunities. The Corporation renounces any interest or expectancy in, or in being offered, an opportunity to participate in any business or investment opportunity coming to any director, officer, employee or agent of the Corporation in his, her or its capacity as a director, officer, employee, agent or affiliate of the Manager. Subject to the terms and provisions of the Management Agreement, each director, officer, employee and agent of the Corporation shall be free of any obligation to present to the Corporation any such business or investment opportunity, even if such opportunity is of a character that, if presented to the Corporation, could be taken or availed of by the Corporation.

ARTICLE V

STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue 400,000,000 shares of stock, consisting of 300,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 100,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $4,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 5.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1 Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock or such other percentage determined by the Board of Directors in accordance with Section 6.2.8 of the Charter, excluding any such outstanding common stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed outstanding. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 6.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive, or such other percentage determined by the Board of Directors in accordance with Section 6.2.8 of the Charter) of the aggregate of the outstanding shares of Common Stock of the Corporation, excluding any such outstanding Common Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage of ownership of Common Stock by any Person, shares of Common Stock, shares of Common Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Common Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 6.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.2.7 and subject to adjustment pursuant to Section 6.2.8, the percentage limit established by the Board of Directors for such Excepted Holder pursuant to Section 6.2.7.

Individual. The term “Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

Initial Date. The term “Initial Date” shall mean the date of the closing of the issuance of Common Stock pursuant to the initial public offering of the Corporation.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VI, would actually own, Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 6.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on actual ownership, Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire actual ownership, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in actual, Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, actually owned, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 6.3.1.

Trustee. The term “Trustee” shall mean the Person who is not affiliated with either the Corporation or any Prohibited Owner, which Person is appointed by the Corporation to serve as trustee of the Trust.

Section 6.2 Capital Stock.

Section 6.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 6.4:

(a) Basic Restrictions.

(i) (1) No Person, other than a person exempted pursuant to Section 6.2.7 or an Excepted Holder, shall actually own, Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than a person exempted pursuant to Section 6.2.7 or an Excepted Holder, shall actually own, Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall actually own, Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall actually, Beneficially or Constructively Own shares of Capital Stock to the extent that such actual, Beneficial or Constructive Ownership of Capital Stock could result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, actual, Beneficial or Constructive Ownership that could result in the Corporation owning (actually and Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any of such gross income requirements).

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person actually owning, Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 6.2.1(a)(i) or (ii),

(i) then that number of shares of the Capital Stock the actual, Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 6.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i) or

(ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 6.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.2.1 or that a Person intends to acquire or has attempted to acquire actual, Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.2.1 shall automatically result in the transfer to the Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 6.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire actual ownership, Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

Section 6.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation, stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock actually owned and Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such actual ownership and Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is an actual, Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for an actual, Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.2.5 Remedies Not Limited. Subject to Section 4.7 of the Charter, nothing contained in this Section 6.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

Section 6.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including Section 6.2, Section 6.3, or any definition contained in Section 6.1 or any defined term used in this Article VI but defined elsewhere in the Charter, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it. In the event Section 6.2 or 6.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.2.2) acquired Beneficial or Constructive Ownership of Capital Stock in violation of Section 6.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 6.2.7 Exceptions.

(a) Subject to Section 6.2.1(a)(ii), the Board of Directors of the Corporation, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors determines, based on such representations, covenants and undertakings from such Person to the extent required by the Board of Directors, and as are reasonably necessary or prudent to ascertain, that such exemption could not cause or permit:

(i) five or fewer Individuals to actually or Beneficially Own more than 49.9% in value of the outstanding Capital Stock (taking into account the then current Common Stock Ownership Limit and Aggregate Stock Ownership Limit, any then existing Excepted Holder Limits, and the Excepted Holder Limit of such Person); or

(ii) the Corporation to own, actually or Constructively, more than a 9.9% interest (as described in Section 856(d)(2)(B) of the Code) in any tenant of the

Corporation or any tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation (for this purpose, in the Board of Director’s sole and absolute discretion, a tenant from whom the Corporation (or an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation).

(b) Prior to granting any exception pursuant to Section 6.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 6.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may actually own, Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit, or the Aggregate Stock Ownership Limit, as applicable.

Section 6.2.8 Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits. Subject to Section 6.2.1(a)(ii) and the rest of this Section 6.2.8, the Board of Directors may, in its sole and absolute discretion, from time to time increase or decrease the Common Stock Ownership Limit and/or the Aggregate Stock Ownership Limit for one or more Persons; provided, however, that a decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person who actually owns, Beneficially Owns or Constructively Owns, as applicable, shares of Capital Stock in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit at the time such limit is decreased, until such time as such Person’s actual ownership, Beneficial Ownership or Constructive Ownership of shares of Capital Stock, as applicable, equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of shares of Capital Stock or increased actual ownership, Beneficial Ownership or Constructive Ownership of shares of Capital Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit (taking into account any existing Excepted Holder Limits) would not allow five or fewer Individuals to actually or Beneficially Own more than 49.9% in value of the outstanding Capital Stock. Prior to increasing or decreasing the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.

Section 6.2.9 Legend. Each certificate representing shares of Capital Stock, if any, shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on actual, Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its qualification as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may actually, Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation unless such Person is exempt from such limitations or is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may actually, Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is exempt from such limitation or is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may actually, Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who actually, Beneficially or Constructively Owns or attempts to actually, Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to actually, Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice to the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 6.3 Transfer of Capital Stock in Trust.

Section 6.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 6.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person who is not affiliated with either the Corporation or any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.6.

Section 6.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Capital Stock.

Section 6.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 6.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the

Trustee of the Trust shall sell the shares held in the Trust to a person or persons, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

Section 6.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise, gift or other transaction, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. The Corporation shall pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 6.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 6.2.1(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 6.4 NYSE Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this

Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 6.7 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provision shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to Section 4.8 of Article IV or the next sentence of the Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 4.8 of Article IV or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, $.01 par value per share, all of one class. The aggregate par value of all shares of stock having par value was $10.00.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 400,000,000, consisting of 300,000,000 shares of Common Stock, $.01 par value per share, and 100,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $4,000,000.

NINTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this      day of         , 2011.

ATTEST:	PIMCO REIT, INC.

By: (SEAL)
John P. Hardaway	Jennifer Bridwell
Secretary	Chief Executive Officer

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